SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                                    FORM 8-K

                             Amended Current Report
                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934

         Date of Report (Date of earliest event reported) March 4, 2005

                        WIRELESS AGE COMMUNICATIONS, INC.
             (Exact name of registrant as specified in its charter)

Nevada                             001-31338                 98-0336674

State or other jurisdiction of     (Commission               (IRS Employer
Incorporation or organization      File No.)                 Identification No.)

13980 Jane Street, King City, Ontario, Canada                L7B 1A3
(Address of principal executive offices)                     (Zip Code)

                                 (905) 833-0808
              (Registrant's telephone number, including area code)

                                ----------------
              (Former name, former address and former fiscal year,
                          if changed since last report)

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Item 1.01 Entry into Material Definitive Agreement

On March 4, 2005 Wireless Age Communications, Inc. ("Wireless Age" or the "Company") completed the acquisition of all of the issued and outstanding shares of mmwave Technologies Inc. (mmwave), a Canadian corporation based in Ontario. mmwave will continue operations as a wholly owned subsidiary of Wireless Age.

mmwave is a distributor, systems integrator and representative of wireless, microwave and fibre optic components, test systems and subsystems. mmwave provides a range of technical solutions to the Canadian and select international markets - primarily in the manufacturing and service provider segments of the communications industry. mmwave is a recognized leader in the community broadband industry in Canada and is a member of the the WiMax forum, as well as a very active member of the Canadian Wireless Telecommunications Association.

Concurrent with the acquisition of mmwave as a wholly-owned subsidiary of Wireless Age, Mr. Brad Poulos, former President of mmwave, was appointed to the newly created position of President of Wireless Age Communications, reporting to Mr. John Simmonds, Chief Executive Officer. Mr. Brad Poulos previously served as president of mmwave since 1998. Mr. Brad Poulos has also been appointed to serve as a director on the Wireless Age Board of Directors. Mr. Brad Poulos does not serve as a director of any other public companies.

Mr. Glenn Poulos founded mmwave in 1991 and served as its president until 1998 when Mr. Brad Poulos assumed that office. In connection with the acquisition and promotion of Mr. Brad Poulos to the presidency of Wireless Age, Mr. Glenn Poulos has been re-appointed to serve as president of mmwave as a wholly owned subsidiary of Wireless Age. Mr. Brad Poulos and Mr. Glenn Poulos are brothers.

The mmwave acquisition was consummated through a series of agreements among Wireless Age, its wholly owned subsidiary 1588102 Ontario Inc. ("1588102") and the former shareholders of mmwave: Brad Poulos, Brad Poulos Holdings Inc., Glenn Poulos, Glen Poulos Holdings Inc., Sylvain Lafreniere and Sylvain Lafreniere Holdings Inc. (collectively the "Vendors"). Wireless Age and 1588102 entered into a Share Exchange Agreement with the Vendors to acquire all the issued and outstanding common shares of mmwave in exchange for 4,500,000 Class B Exchangeable Shares of 1588102. Wireless Age, 1588102, and the law firm of Segal, Talarico, Habib, Molot LLP ("STHM") also entered into a Voting and Exchange Agency Agreement (the "Agency Agreement") pursuant to which 4,500,000 shares of Wireless Age common stock (the "Escrow Shares") were issued to STHM, as agent for the Vendors and STHM agreed to act as a voting and escrow agent on behalf of the Vendors. Wireless Age, 1588102 and STHM also entered into a Support Agreement under which the general terms and conditions of the exchange of the 1588102 Class B Exchangeable Shares are to be governed. Under the general terms of the Class B Exchangeable Shares, the Vendors have the right to exchange the Class B shares into the Escrow Shares at any time over the next 5 years. Prior to the exercise of such exchange rights, STHM will be the owner of record of the Escrow Shares and will retain power to vote the Escrow Shares in regard to any and all matters presented to vote or consent of the Wireless Age stockholders. Under the terms of the Agency Agreement, STHM, in its capacity as agent, is to act in regard to such matters only in accordance with instructions given by the Vendors, respectively. In the event that any of the Vendors do not give instructions, STHM in its capacity as agent shall abstain from voting with respect to any such attributable Exchangeable Shares and the corresponding Escrow Shares. Other than acting in accordance with the specified provisions for release of the Wireless Age Escrow Shares upon exercise of exchange rights underlying the Exchangeable Shares or pursuant to other action required in the Support Agreement and the Agency Agreement, respectively, STHM does not have any powers of disposition over the Wireless Age Escrow Shares. All of such Exchangeable Shares and the Escrow Shares were issued pursuant to the exemption from registration provided under Regulation S promulgated under the Securities Exchange Act of 1933, as amended. In connection with the acquisition of mmwave, Wireless Age has agreed to register for sale 900,000 of the Escrow Shares on behalf of certain holders of the Exchangeable Shares.

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After giving effect to the 4.5 million shares of Wireless Age common stock issued in connection with the mmwave acquisition, the number of shares issued to STHM on behalf of the former shareholders of mmwave in the aggregate constitutes 15.8% of the approximately 28 million issued and outstanding shares of Wireless Age common stock. After giving effect to the shares of Wireless Age common stock issued in connection with the mmwave transaction, Mr. Brad Poulos and Mr. Glenn Poulos each indirectly beneficially own through the STHM Escrow Shares held on their respective behalf by STHM, approximately 1,350,000 shares of Wireless Age common stock with each such holding of indirect beneficial ownership constituting approximately 4.7% of the Wireless Age issued and outstanding common stock.

Prior to the effectiveness of the acquisition of mmwave, neither mmwave nor the shareholders of mmwave engaged in any direct or indirect transaction with Wireless Age and the acquisition is not a related party transaction.

Pursuant to the terms of the Support Agreement, the holders of the Class B Exchangeable Shares will economically benefit to the same extent as direct shareholders of Wireless Age in the event of any dividend or other distribution. In addition, the holders of the Class B Exchangeable Shares are entitled in each case to a preference over the Wireless Age common shares and any other shares of Wireless Age with respect to the payment of dividends and on a liquidation distribution. Prior to the fifth anniversary of the date of the mmwave acquisition, the Class B Exchangeable Shares may be exercised at any time by any of the Vendors in exchange for a same amount of Escrow Shares. The number of Escrow Shares to be issued to the holders of the Class B Exchangeable Shares upon such exchange will be subject to corresponding adjustment in the event of any Wireless Age securities dividend, forward split, reverse split, or similar event. The holders of the Class B Exchangeable Shares will also benefit to an identical extent as all other Wireless Age shareholders in the event of a tender offer or other similar transaction. Under the Support Agreement, Wireless Age retains the right to redeem the Class B Exchangeable Shares through redemption, call and cancellation rights, at a per share price to be calculated by reference to then-current market prices as of the date of exercise of such right by Wireless Age.

All Wireless Age events related to payment of dividends, redemption or purchase or any capital distribution in respect of Wireless Age common shares or any shares other than the Class B Exchangeable Shares, redemption or purchase of any shares other than the Exchangeable Shares, or issuance of any other exchangeable shares, shall in each case be subject to approval by holders of not less than 66.6% of then-outstanding Class B Exchangeable Shares. In addition, Wireless Age must obtain the same consent prior to any action to reclassify, subdivide, redivide or make any similar change to the outstanding shares of Wireless Age, or effect an amalgamation, merger, reorganization or other transaction affecting the Wireless Age shares of common stock.

In connection with the acquisition, Wireless Age has undertaken to cause mmwave to continue to perform the mmwave obligations of repayment of shareholder loans incurred prior to 2002 by mmwave from shareholders of mmwave. In regard to the balance of approximately $300,000 of such obligations continuing after closing, approximately $272,000 will be repaid to Mr. Brad Poulos by mmwave no later than 24 months from the effective date of the acquisition of mmwave.

In connection with the appointment of Mr. Brad Poulos as President of Wireless Age, the Company has entered into an employment agreement with Mr. Brad Poulos (the "Brad Poulos Employment Agreement"). Under the terms of the Brad Poulos Employment Agreement, Mr. Poulos will serve as President of Wireless Age at a base annual salary of CDN$200,000. Mr. Poulos is also eligible for a short term bonus equal to 50% of his base annual salary if he achieves certain performance milestones. In addition, Mr. Poulos is eligible for long term bonus of 333,333 shares of the Company to be issued upon the first, second and third anniversary date of inception of his service to the Company (for a total of 999,999 shares in total) if he achieves certain additional milestones. Mr. Poulos will be granted three weeks of vacation and will be eligible for employee benefit plans offered to other Company personnel. The Company will pay an automobile allowance to Mr. Poulos of CDN $1,200 per month. Mr. Poulos has agreed to the Company's customary provisions for loyalty, confidentiality and ownership of intellectual property. The Brad Poulos Employment Agreement will continue in effect until such time notice is given by the Company, at its sole


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discretion at any time, to terminate Mr. Poulos. If the Company terminates the employment of Mr. Poulos prior to the statutory notice period required under the laws of Ontario and if termination occurs within 18 months of the inception date of the Brad Poulos Employment Agreement, the Company shall pay Mr. Poulos 300% of his annual base salary, and 150% if termination occurs after 18 months of inception of the agreement.The Company will have the right at any time to terminate Mr. Poulos for just cause without having to make such payments if Mr. Poulos is terminated for just cause or if Mr. Poulos voluntarily resigns or otherwise voluntarily terminates his agreement with the Company. The Company will continue health and ancillary benefit coverage for a period of 24 months following termination of employment. In connection with the Brad Poulos Employment Agreement, the Company has undertaken to exercise commercially reasonable efforts to cause Mr. Brad Poulos to be nominated and elected to the Company's Board of Directors.

                                   (continued)


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Item 2.01 Acquisition or Disposition of Assets.

See Item 1.01 above for disclosures in regard to the Acquisition or Disposition of Assets, incorporated herein by reference thereto.

Item 3.02 Unregistered Sales of Equity Securities

See Item 1.01 above for disclosures in regard to the Unregistered Sales of Equity Securities, incorporated herein by reference thereto.

Item 5.02 Election of Directors; Appointment of Principal Officers

See Item 1.01 above for disclosures in regard to the appointment of Mr. Brad Poulos as a director and officer of Wireless Age and the appointment of Mr. Glenn Poulos as President of mmwave, incorporated herein by reference thereto.

Item 9.01 Financial Statements and Exhibits

      (a)   Financial Statements of Businesses Acquired.

            The financial statements and pro forma financial information for the acquired businesses disclosed in Item 2.01 and required by Item 9.01(a) will be filed by amendment no later than 71 calendar days after the date that this initial Form 8-K must be filed.

      (b)   Pro Forma Financial Information.

            Any pro forma financial information required pursuant to Article 11 of Regulation S-X with respect to the Acquired Businesses will be filed by May 18, 2005.

      (c)   Exhibits

            99.1 Share Exchange Agreement by and between Wireless Age Communications, Inc., 1588102 Ontario Inc., Bradley John Poulos, Glenn Poulos, Sylvain Lafreniere, Brad Poulos Holdings Inc., Glenn Poulos Holdings Inc., and Sylvain Lafreniere Holdings Inc. dated March 4, 2005.

            99.2 Voting and Exchange Agency Agreement by and between Wireless Age Communications, Inc. 1588102 Ontario Inc. and Segal, Talarico, Habib, Molot LLP dated March 4, 2005.

            99.3 Support Agreement by and between Wireless Age Communications, Inc. 1588102 Ontario Inc., and Segal, Talrico, Habib, Molot LLP dated March 4, 2005.

            99.4 Employment Agreement between Wireless Age Communications, Inc. and Bradley John Poulos, dated March 4, 2005.

            99.5 Employment Agreement between mmwave Technologies Inc. and Glenn James Poulos, dated March 4, 2005.


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                                    SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

      Dated: March 10, 2005

                                     WIRELESS AGE COMMUNICATIONS, INC.


                                     By    /s/ Gary N. Hokkanen
                                        ---------------------------------
                                              Gary N. Hokkanen
                                              Chief Financial Officer


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